Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Arrow Financial Corporation:

We consent to the use of our reports dated February 28, 2020, with respect to the consolidated balance sheets of Arrow Financial Corporation and subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years in the three-year period ended December 31, 2019 and the effectiveness of internal control over financial reporting, incorporated by reference herein.

/s/ KPMG LLP
Albany, NY
May 8, 2020